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Exhibit 8.1

                        , 2013

Heritage Oaks Bancorp
1222 Vine Street
Paso Robles, California 93446

Ladies and Gentlemen:

        We have acted as special counsel to Heritage Oaks Bancorp, a corporation organized under the laws of the State of California ("HEOP"), in connection with the proposed transaction (the "Merger") whereby Mission Community Bancorp, a corporation organized under the laws of the State of California (the "Company"), will merge with and into HEOP, with HEOP as the Surviving Corporation. The Merger will be undertaken pursuant to that certain Agreement and Plan of Merger dated as of October 21, 2013, including exhibits thereto (the "Agreement"). At your request, we are rendering our opinion concerning certain United States federal income tax matters as of the Effective Time in fulfillment of Section 7.02(d) of the Agreement. Capitalized terms not defined herein shall have the meanings ascribed in the Agreement.

        In rendering our opinion, we have examined the Agreement, the Form S-4 Registration Statement (the "Form S-4") being filed with the Securities and Exchange Commission in connection with the Merger, the proxy statement/prospectus/consent solicitation forming a part thereof (as amended or supplemented through the date hereof), and such other documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of our opinion. In addition, we have assumed, with your consent, the genuineness of all signatures on documents, the capacity of each party executing a document to execute such document, the authenticity of all documents submitted to us as an original, and the conformity to original documents of all documents submitted to us as copies. We also have assumed that the transactions provided for in the Agreement will be consummated in accordance with the Agreement and as described in the Form S-4, and that all covenants contained in the Agreement will be performed without waiver or breach of any material provision thereof. Moreover, we have assumed that any representation or statement made "to the best knowledge" or similarly qualified is correct without such qualification. We have not made any independent investigation in rendering our opinion other than as described herein.

        In rendering our opinion, we also have relied on certain representations in the Agreement, the Form S-4 and certain written representations to us from the Company and HEOP in letters of even date herewith (each, a "Representations Letter"). We have assumed, with your consent, that the facts, statements and representations contained in the Agreement, the Representations Letters and the Form S-4 are true, correct and complete as of the date hereof and will continue to be true, correct and complete through the Effective Time of the Merger. Any change or inaccuracy in such facts, statements or representations may adversely affect our opinion. We assume no responsibility to inform the Company or HEOP of any such change or inaccuracy that may occur or come to our attention.

Heritage Oaks Bancorp
                        , 2013

        Our opinion is based upon current provisions of the Code, Treasury Regulations promulgated thereunder, published administrative positions of the Internal Revenue Service in revenue rulings and revenue procedures and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinion. We have undertaken no obligation to update this letter for events occurring or coming to our attention after the date hereof.

        Our opinion has no binding effect on the Internal Revenue Service or the courts. No ruling from the Internal Revenue Service has been or will be sought on any issues related to the transactions provided for in the Agreement, and there can be no assurance that the Internal Revenue Service will not take a view contrary to this letter. No assurance can be given that, if contested, a court would agree with our opinion Rather, our opinion represents our best legal judgment as to the likely outcome of the issue addressed herein if such issue were litigated on the merits and all appeals exhausted.

        Based upon the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        We are furnishing this opinion in connection with the filing of the Form S-4 and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-4 and the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
Manatt, Phelps & Phillips, LLP

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  Exhibit 8.1